SECOND AMENDED AND RESTATED PLAN OF ARRANGEMENT
OF
CARIBOU RESOURCES CORP.

SPONSORED BY JED OIL INC.

PURSUANT TO THE
COMPANIES' CREDITORS ARRANGEMENT ACT (CANADA)

Dated July 30, 2007

TABLE OF CONTENTS

Page

TABLE OF CONTENTS
(continued)

SECOND AMENDED AND RESTATED PLAN OF ARRANGEMENT
OF
CARIBOU RESOURCES CORP.
SPONSORED BY JED OIL INC.
PURSUANT TO THE *COMPANIES' CREDITORS ARRANGEMENT ACT* (CANADA)
DATED FOR REFERENCE
July 30, 2007

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Plan, unless the context should otherwise require, the capitalized terms and phrases used but not defined herein have the meanings given to them in Schedule "A" attached hereto.

1.2 Article and Section Reference

The terms **"this Plan"**, **"hereof"**, **"hereunder"**, **"herein"**, and similar expressions refer to this Plan, amendments to this Plan, and not to any particular article, section, subsection, paragraph or clause of this Plan and include any instrument supplemental hereto. In this Plan, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, paragraph or clause of this Plan.

1.3 Extended Meanings

In this Plan, where the context so requires, any word importing the singular number shall include the plural and vice versa; and any word or words importing gender shall include all genders.

1.4 Interpretation Not Affected by Headings

The division of this Plan into articles, sections, subsections, paragraphs and clauses and the insertion of a table of contents and headings are for convenience of reference and shall not affect the construction or interpretation of this Plan.

1.5 Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.6 Currency

Unless otherwise stated herein, all references to currency in this Plan are to lawful money of Canada.

1.7 Statutory References

Any reference in this Plan to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.8 Successors and Assigns

This Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns, as the case may be, of any Person named or referred to in this Plan.

1.9 Governing Law

This Plan shall be governed by, and construed in accordance with the laws of Alberta and the federal laws of Canada applicable therein. All questions as to the interpretation of or application of this Plan and all proceedings taken in connection with this Plan and its revisions shall be subject to the exclusive jurisdiction of the Court.

1.10 Inclusive Meaning

As used in this Plan, the words **"include"**, **"includes"**, **"including"** or any other derivation thereof means, in any case, those words as modified by the words "without limitation".

1.11 Schedules

The following are the Schedules to this Plan, which are incorporated by reference into this Plan and form an integral part hereof

(a) Schedule "A" – Definitions

(b) Schedule "B" – ABCA Arrangement

(c) Schedule "C" – Form of Proxy

(d) Schedule "D" – Form of Monitor's Certificate

(e) Schedule "E" – Form of Notice to Creditors

ARTICLE 2
PURPOSE AND EFFECT OF PLAN

2.1 Purpose

It is intended that by JED making available to Caribou the Cash Proceeds Pool and JED Common Share Pool under this Plan and by JED making JED Common Shares available to Caribou Common Shareholders in exchange for Caribou Common Shares pursuant to the ABCA Arrangement that will be implemented concurrently with implementation of this Plan, Caribou will be able to restructure its business and affairs, thereby increasing the recovery to Creditors and Caribou Common Shareholders and reducing the uncertainties, risks, costs, delays and possible losses that would otherwise arise for both Creditors and the Caribou Common Shareholders. This Plan involves the following essential elements with respect to Caribou:

(a) Caribou's Secured Creditors with Proven Claims ranking in priority to the JED Security as at the CCAA Filing Date (collectively, the **"Priority Secured Creditors"** and individually, a **"Priority Secured Creditor"**), will be unaffected by this Plan and addressed pursuant to their arrangements or as otherwise may be agreed between such Priority Secured Creditor, Caribou and JED;

(b) Caribou's Secured Creditors with Proven Claims which do not rank in priority to the JED Security as at the CCAA Filing Date (the **"Subordinate Secured Creditors"**) are to be paid their *pro rata* share of the lesser of the value of the aggregate amount of their Proven Claims and the net proceeds from the sale of the first 800,000 JED Common Shares in the JED Common Share Pool sold by or on behalf of the Monitor pursuant to the terms and conditions of this Plan;

(c) Caribou's Unsecured Creditors are to be paid the first $1000 of their Proven Claims in cash, up to the value of their Proven Claims. Unsecured Creditors with a Proven Claim of greater than $1000 will also be paid their *pro rata* share of (i) the balance remaining in the Cash Proceeds Pool, (ii) the net proceeds from the sale by the Monitor of the remaining 4.2 million JED Common Shares in the JED Common Share Pool, and (iii) any surplus Net JED Common Share Proceeds from the sale of the first 800,000 JED Common Shares sold but not distributed to Subordinate Secured Creditors pursuant to paragraph (b) above (the **"Surplus"**), up to the maximum aggregate amount of the Proven Claims of the Unsecured Creditors;

(d) pursuant to the terms and conditions of the ABCA Arrangement to be implemented concurrently with this Plan, Caribou Common Shareholders will receive, in exchange for each Caribou Common Share transferred to JED by the Caribou Common Shareholder, 0.1 of a JED Common Share; and

(e) pursuant to the terms of the Flow-Through Claims Order, which is a condition to the implementation of this Plan, no distribution is contemplated in respect of Flow-Through Claims. In the event that the Flow-Through Claims Order is not granted by the Court in accordance with this Plan, the *pro rata* distributions to Unsecured Creditors under this Plan and to Caribou Common Shareholders under the ABCA Arrangement as described in paragraphs (c) and (d) respectively above, may be reduced pursuant to the terms of the Alternative Flow-Through Claims Order.

2.2 Affected Claims

All Affected Creditors are affected by this Plan and, on the Plan Implementation Date, this Plan shall be binding upon each Affected Creditor and its heirs, executors, administrators, legal representatives, successors and assigns.

2.3 Unaffected Claims

This Plan does not compromise the following Claims and rights that arise in respect thereof (collectively, the **"Unaffected Claims"**):

(a) The fees and expenses of the Monitor and its legal counsel, in accordance with the CCAA Initial Order and any subsequent Orders;

(b) All Claims arising or accruing for either or both of the provision of goods and performance of services to Caribou from and after the CCAA Filing Date;

(c) All Claims of JED under the JED Security (collectively the **"JED Secured Claims"**);

(d) All Claims of Priority Secured Creditors (collectively, the **"Priority Secured Creditor Claims"**);

(e) All Special Crown Claims;

(f) All Claims of Current Employees, officers and directors for all amounts owing to them in their capacity as such, by statute or otherwise for, or in connection with, accrued salary, accrued wages, accrued bonuses, accrued retention payments, fees and expenses, reimbursement obligations, accrued vacation leave and accrued vacation pay, which obligations are prescribed by the *Employment Standards Code*, R.S.A. 2000, c. E-9, and any similar provincial or federal legislation. For greater certainty, Employee Termination Claims and any indemnity claims of any former or current employees, officers and directors against Caribou, including Director and Officer Indemnity Claims shall be Affected Claims under this Plan and any Claims secured by the Retention Plans Charge shall be Unaffected Claims under this Plan;

(g) That portion of any Claim arising from a cause of action for which Caribou is fully insured (collectively, the "**Insured Claims**");

(h) All Restructuring Costs; and

(i) Any liability of Caribou for payment of royalties owing pursuant to the terms of any Crown and freehold lease of oil and/or gas properties, any gas processing costs and any monies owed by Caribou to working interest partners.

ARTICLE 3
CLASSES OF AFFECTED CREDITORS

3.1 Classes of Affected Creditors

The Subordinate Secured Creditors and the Unsecured Creditors will each form a separate class for the purpose of considering and voting upon this Plan.

ARTICLE 4
TREATMENT OF AFFECTED CREDITORS

4.1 Overview

This Plan contemplates a restructuring of the obligations of Caribou to improve the return to Affected Creditors over that which would result from an immediate forced liquidation of Caribou. As a result of comprising the Affected Claims, it is expected that this Plan will enable Caribou to go forward as a viable business entity. It is expected that this Plan, together with the ABCA Arrangement which is to be implemented concurrently with implementation of this Plan, will result in:

(a) a distribution to Subordinate Secured Creditors with Proven Claims of their *pro rata* share of the Net JED Common Share Proceeds from the sale of the first 800,000 JED Common Shares in the JED Common Share Pool, to be distributed by the Monitor to Subordinate Secured Creditors with Proven Claims under to subsection 4.3(a) of this Plan, up to the maximum aggregate amount of the Proven Claims of Subordinate Secured Creditors;

(b) a distribution to Unsecured Creditors with Proven Claims consisting of the Cash Proceeds Pool, the Net JED Common Share Proceeds from the sale of the remaining 4.2 million of JED Common Shares in the JED Common Share Pool and any Surplus, to be distributed to Unsecured Creditors with Proven Claims under subsection 4.3(b) of this Plan, up to a maximum aggregate amount of the Proven Claims of Unsecured Creditors. Any surplus of Net JED Common Share Proceeds or funds in the Cash Proceeds Pool remaining after payment of the Proven Claims of Unsecured Creditors in full shall be distributed to Unsecured Creditors with Proven Claims and Subordinate Secured Creditors with Proven Claims (if not paid in full under paragraph (a) above) on a *pro rata* basis based on the aggregate amounts of their Proven Claims. Once Subordinate Secured

Creditors are repaid in full, any remaining Surplus shall be distributed among Unsecured Creditors with Proven Claims on a *pro rata* basis after deducting all distributions already paid to them under this Plan;

(c) a distribution to Caribou Common Shareholders of JED Common Shares in exchange for the Caribou Common Shares held by such Caribou Common Shareholders, in accordance with the ABCA Arrangement. Pursuant to the terms of the Flow-Through Claims Order, which is a condition to the implementation of this Plan, no distribution is contemplated in respect of Flow-Through Claims; and

(d) pursuant to the terms of the Flow-Through Claims Order, which is a condition to the implementation of this Plan, no distribution is contemplated in respect of Flow-Through Claims. In the event that the Flow-Through Claims Order is not granted by the Court in accordance with this Plan, the *pro rata* distributions to Unsecured Creditors under this Plan and to Caribou Common Shareholders under the ABCA Arrangement as described in paragraphs (b) and (c) respectively above, may be reduced pursuant to the terms of the Alternative Flow-Through Claims Order.

4.2 **Value of JED Common Shares.** As at June 13, 2007, the Weighted Average JED Common Share Closing Price was $2.11. There is no guaranteed market for the JED Common Shares and any sales by the Monitor of JED Common Shares in the JED Common Share Pool in accordance with this Plan will be done at the prevailing market price at the time of sale. As a result, the proceeds of sale to be received by the Monitor may vary materially from the Weighted Average JED Common Share Closing Price as at June 13, 2007. Factors which could cause a material difference in such sales prices include, but are not limited to, the existence of an orderly market for the JED Common Shares at the time of sale, the financial and operational position of JED at the time of such sale, the impact of variations in commodity prices and foreign exchange rates on JED's operations, the occurrence of negative events of international consequence (for example, terrorism, war or insurrection), general economic and market conditions in Canada and elsewhere, the exchange of Caribou Common Shares for JED Common Shares contemplated by the ABCA Arrangement and the sale of the JED Common Shares in the JED Common Share Pool contemplated under this Plan. Any sales of JED Common Shares may be restricted or prevented by the policies of AMEX and the imposition of orders, including cease trade orders, from applicable regulatory bodies. No person is backstopping or otherwise guaranteeing a minimum sale price for the JED Common Shares.

4.3 **Distributions to Affected Creditors, etc.**

(a) **Distributions to Subordinate Secured Creditors.** If the Sanction Order is granted, each Subordinate Secured Creditor with a Proven Claim shall receive, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each such Proven Claim, its *pro rata* share of the Net JED Common Share Proceeds from the sale of the first 800,000 JED Common Shares in the JED

Common Share Pool, up to the maximum amount of its Proven Claim. If the Net JED Common Share Proceeds from such sale exceed the maximum amount of the aggregate of all Subordinate Secured Creditors' Proven Claims, the Surplus will be made available for distribution to the Unsecured Creditors with Proven Claims in accordance with paragraph (b) below.

(b) **Distributions to Unsecured Creditors.** If the Sanction Order is granted, the Monitor shall distribute to each Unsecured Creditor with a Proven Claim (the **"Proven Unsecured Creditor"**), in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each such Proven Claim, the Cash Proceeds Pool, any Surplus, and the Net JED Common Share Proceeds from the sale of the remaining 4.2 million JED Common Shares in the JED Common Share Pool, as follows:

(i) 100% of its Proven Claim up to a maximum of $1000;

(ii) after deducting the distribution paid to such Proven Unsecured Creditor pursuant to subparagraph (i) above, its *pro rata* share of any amount remaining in the Cash Proceeds Pool and any Surplus; and

(iii) after deducting the distribution paid to such Proven Unsecured Creditor pursuant to subparagraphs (i) and (ii) above, its *pro rata* share of the Net JED Common Share Proceeds in respect of the 4.2 million JED Common Shares in the JED Common Share Pool,

up to a maximum aggregate amount not to exceed such Unsecured Creditor's Proven Claim. Any surplus of Net JED Common Share Proceeds and/or funds in the Cash Proceeds Pool remaining after payment of the Proven Claims of Unsecured Creditors in full shall be distributed to Unsecured Creditors with Proven Claims and Subordinate Secured Creditors with Proven Claims (if not paid in full under paragraph (a) above) on a *pro rata* basis based on the aggregate amounts of their Proven Claims. Once Subordinate Secured Creditors are repaid in full, any remaining Surplus shall be distributed among Unsecured Creditors with Proven Claims on a *pro rata* basis after taking into account all distributions already paid to them under this Plan.

(c) **Distributions of Cash Proceeds Pool.** All cash distributions to be made under this Plan to an Affected Creditor shall be made by the Monitor by cheque and will be sent, via regular mail, to such Affected Creditor at the address set out on the Affected Creditor's Notice of Claim or such other address as provided to the Monitor by such Affected Creditor in accordance with Section 8.7 of this Plan. The first distribution of funds to Affected Creditors shall be made within sixty (60) days of the Plan Implementation Date. If a Claim remains unresolved on the Plan Implementation Date, the Monitor will make a partial distribution to Affected Creditors with Proven Claims calculating the partial distribution based on the assumption that all remaining Disputed Claims will be allowed in full and

providing for such reserves for costs and disbursements, including fees and expenses of the Monitor and its legal counsel, as the Monitor shall determine to be appropriate. Creditors holding Disputed Claims will not receive a distribution until the Disputed Claim is resolved. Upon resolution of all Disputed Claims, the balance of the Cash Proceeds Pool and Net JED Common Share Proceeds will be distributed in accordance with subsection 5.2(b) of this Plan.

(d) **Distribution of Net JED Common Share Proceeds.** The Net JED Common Share Proceeds will be distributed monthly by the Monitor to Affected Creditors with Proven Claims by the tenth day of the month following unless the aggregate Net JED Common Share Proceeds available for distribution are less than $1,000,000 dollars at such time and the Monitor, in consultation with the Creditors' Committee, determines it is appropriate to delay distribution because the anticipated costs of such distribution outweigh the relative benefits of making such distribution at such time.

(e) **Caribou Common Shares.** All of the Caribou Common Shareholders will receive from JED, in exchange for each Caribou Common Share transferred to JED, 0.1 of a JED Common Share, up to an aggregate maximum of 4 million JED Common Shares, pursuant to the ABCA Arrangement.

(f) **Special Crown Claims.** All Special Crown Claims shall be paid in full within six months of the Sanction Order as required by the CCAA.

(g) **Priority Secured Creditor Claims.** The Priority Secured Creditor Claims shall be unaffected by this Plan and will be addressed pursuant to their arrangements or as otherwise agreed between such Priority Secured Creditor, Caribou and JED.

4.4 Currency

For the purposes of voting or distribution, a Claim shall be denominated in Canadian Dollars. Any Claim in a currency other than Canadian Dollars must be converted to Canadian Dollars, and such amount shall be regarded as having been converted at the spot rate of exchange quoted by the Bank of Canada for exchanging such currency to Canadian Dollars as at noon on the CCAA Filing Date, which rate for the conversion of US Dollars to Canadian Dollars is 1.18.

4.5 Interest

No interest or penalties shall accrue or be paid on the Affected Claims of Affected Creditors from and after the CCAA Filing Date but shall be released in accordance with this Plan.

4.6 Barred Claims

If an Affected Creditor fails to prove its Claim in accordance with the claims procedure set out in the Claims Procedure Order or this Plan prior to the applicable Claims Bar Date, that Affected Creditor's claim is forever barred and it is disentitled from receiving any distributions under this Plan, but Caribou shall nevertheless be released from all Claims of such Affected Creditor.

4.7 Tax Matters

(a) **Allocation of Distributions**. All distributions made pursuant to this Plan in respect of an Affected Claim shall be in consideration for the outstanding principal amount of such Affected Claim. No distributions shall be made in respect of accrued and unpaid interest and penalties, if any, which form part of such Claims. Notwithstanding any provisions of this Plan, each Affected Creditor that is to receive a distribution or payment pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Authorized Authority on account of such distribution.

(b) **Withholding Rights**. The Monitor shall be entitled to deduct and withhold from any distributions or consideration otherwise payable to any Affected Creditor or to any Person on behalf of any Affected Creditor such amounts as Caribou is (i) required to deduct and withhold with respect to such payment under the ITA or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded, or (ii) entitled to withhold under section 116 of the ITA or any corresponding provisions of provincial law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Affected Creditor in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate tax authority.

4.8 Regulatory Approvals

Subject to the terms hereof, JED shall, as soon as reasonably practicable, make any applications which may be necessary or advisable to the appropriate securities regulatory authorities, including the American Stock Exchange ("**AMEX**"), The Canadian Venture Exchange and the TSX Venture Exchange, having jurisdiction over such matters for such orders, releases or exemptions necessary to permit the issuance and distribution of the JED Common Shares to the Monitor and the Net JED Common Share Proceeds to Affected Creditors under this Plan and of JED Common Shares to Caribou Common Shareholders under the ABCA Arrangement.

4.9 Sale of JED Common Shares by Monitor

(a) All JED Common Shares in the JED Common Share Pool to be provided by JED under this Plan, shall be sold by or on behalf of the Monitor in accordance with this Section 4.9 and Section 4.10 of this Plan.

(b) The Net JED Common Share Proceeds from the sale of the first 800,000 JED Common Shares in the JED Common Share Pool shall be distributed by the Monitor to Subordinate Secured Creditors with Proven Claims, and, if applicable, to Unsecured Creditors with Proven Claims, in accordance with subsections 4.3(a) and 4.3(b) of this Plan, respectively. The Net JED Common Share Proceeds from the sale of the remaining 4.2 million JED Common Shares in the JED Common Share Pool shall be distributed by the Monitor to Unsecured Creditors with Proven Claims in accordance with subsection 4.3(b) of this Plan.

(c) The Monitor shall be entitled to retain a brokerage house for consultation on the time to sell, amount to sell, and conduct of the sale of the JED Common Shares in the JED Common Share Pool. JED shall recommend for the Monitor's consideration brokers for that purpose.

(d) The Monitor may not sell more than 500,000 JED Common Shares in the JED Common Share Pool in any calendar month, without the prior written consent of JED.

4.10 Creditors' Committee

(a) A creditors' committee of not more than four (4) Affected Creditors with Proven Claims as inspectors (the "**Creditors' Committee**") shall be appointed by the Affected Creditors at the Creditors' Meeting. Eligible Voting Affected Creditors in the Unsecured Creditor class shall be entitled to vote for up to three (3) of the inspectors by ordinary resolution of such Eligible Voting Affected Creditors representing more than 50% of the Eligible Voting Affected Creditors of the Unsecured Creditor class. Eligible Voting Affected Creditors in the Subordinate Secured Creditor class shall be entitled to vote for up to one (1) inspector, which shall be appointed by ordinary resolution representing more than 50% of the Eligible Voting Affected Creditors of the Subordinate Secured Creditor class.

(b) Until the first 800,000 JED Common Shares in the JED Common Share Pool are sold by or on behalf of the Monitor, at least one (1) of the inspectors must be a Subordinate Secured Creditor with a Proven Claim (the "**Subordinate Secured Creditor Inspector**"). Once the first 800,000 JED Common Shares in the JED Common Share Pool have been sold by or on behalf of the Monitor, such Subordinate Secured Creditor Inspector shall no longer be an inspector in the Creditors' Committee and shall be deemed to have resigned and there shall be no replacement appointed in his/her place.

(c) The Monitor shall consult and obtain approval from the Creditors' Committee (unless otherwise ordered by the Court) before selling any of the JED Common Shares in the JED Common Share Pool.

(d) Costs and expenses of the Creditors' Committee shall not be compensated by Caribou or JED and shall be the sole responsibility of the Creditors' Committee.

(e) The Creditors' Committee will have the following powers:

(i) the power to review the Monitor's recommendations with respect to the timing, trading price and conduct of each sale of any of the JED Common Shares in the JED Common Share Pool and to authorize the Monitor with respect to such matters;

(ii) the power to extend the dates of distributions to Affected Creditors with Proven Claims under this Plan pursuant to subsection 4.3(d) of this Plan; provided, however, that all Affected Creditors shall be treated equally in respect of any extensions of the timing of any such distributions;

(iii) the power to approve the accounts of the Monitor and its legal counsel;

(iv) the power to consult with the Monitor with respect to the resolution of any Disputed Claims;

(v) the power to authorize the payment of the Monitor's fees and expenses, including commission or brokerage fees and expenses and legal fees, incurred by the Monitor in connection with the performance of its obligations under this Plan, including in connection with the resolution of Disputed Claims, the holding and sale of the JED Common Shares in the JED Common Share Pool and the distribution to Affected Creditors of the Net JED Common Share Proceeds; and

(vi) the power to advise the Monitor in respect of such matters as may be referred to the Creditor's Committee by the Monitor.

The foregoing powers may be exercised by a majority of the inspectors, provided, however, that until the first 800,000 JED Common Shares in the JED Common Share Pool are sold by or on behalf of the Monitor, the Monitor shall not sell, or cause any Person on its behalf to sell, any JED Common Shares in the JED Common Share Pool without the prior written approval of the Subordinate Secured Creditor Inspector. For greater certainty, the foregoing powers of the Creditors' Committee may not be exercised in a manner which is inconsistent with the provisions of this Plan.

(f) The Monitor and each member of the Creditors' Committee shall have no liability of any kind whatsoever to any Person, including any Affected Creditor, arising from the exercise of their respective obligations and duties under this Plan in respect of the holding, selling of any JED Common Shares and/or the distribution of the Net JED Common Share Proceeds.

ARTICLE 5
PROCEDURAL MATTERS

5.1 Creditors' Meeting

(a) Following the filing of this Plan with the Court, Caribou will seek the Creditors' Meeting Order authorizing Caribou to hold the Creditors' Meeting on the date set by the Creditors' Meeting Order at which the Eligible Voting Affected Creditors shall consider and vote upon this Plan. No Person other than Eligible Voting Affected Creditors shall be entitled to consider and vote upon this Plan. The Creditors' Meeting shall be held in accordance with this Plan, the Creditors' Meeting Order and any other applicable Order in respect of the procedure governing the Creditors' Meeting.

(b) Unless otherwise ordered by the Court, the Creditors' Meeting shall be conducted by the Monitor and all Notices of Claim shall be delivered in accordance with the Claims Procedure Order, this Plan and any other Order which may be issued in respect of the procedure governing the Creditors' Meeting to be held for the purposes of voting on this Plan or the delivery of Notices of Claim. All Affected Creditors who filed a Notice of Claim under the Claims Procedure Order shall not be required to file a new Notice of Claim.

(c) A representative from the Monitor shall preside as the chair (the "**Chair**") of the Creditors' Meeting and shall decide all matters relating to the conduct of the Creditors' Meeting. The only Persons entitled to attend the Creditors' Meeting are the Chair, the Monitor, the representatives of Caribou, the Eligible Voting Affected Creditors (including the holders of Proxies), representatives of JED, the Scrutineers (as defined below) and the respective legal counsel and financial advisors of any of the foregoing. Any other Person may be admitted to the Creditors' Meeting only on the invitation of the Chair.

(d) The quorum required at any Creditors' Meeting or any adjournment thereof shall be two Eligible Affected Voting Creditors in each class present in person or by Proxy. If the requisite quorum is not present at the Creditors' Meeting or if the Chair determines that the Creditors' Meeting has to be postponed for any reason, then the Creditors' Meeting shall be adjourned by the Chair to such date, time and place as determined by the Chair.

(e) The Monitor may appoint scrutineers (the "**Scrutineers**") for the supervision and tabulation of the attendance at, quorum and Votes Cast at the Creditors' Meeting. A Person or Persons designated by the Monitor shall act as secretary at the Creditor's Meeting.

(f) The allowance of an Eligible Voting Affected Creditor to vote at the Creditors' Meeting shall not be construed as an admission that its Claim is a Proven Claim for distribution or any other purposes.

5.2 Procedural Matters

(a) **Voting Procedure.** Each Affected Creditor with a Proven Claim or Disputed Claim may vote its Claim in person by attending the Creditors' Meeting or by proxy by submitting their duly completed Proxy in accordance with paragraphs (d) to (g) below. Each Affected Creditor with a Proven Claim is entitled to one vote, which vote shall have the value of such Affected Creditor's Proven Claim as determined in accordance with the Claims Procedure Order or this Plan. An Affected Creditor's Proven Claim shall not include fractional numbers and Proven Claims shall be rounded down to the nearest whole. The results of any and all votes conducted at the Creditors' Meeting shall be binding on all Affected Creditors, whether or not any such Affected Creditor is present or voting at the Creditors' Meeting.

(b) **Disputed Claims.** The Monitor shall keep separate records and tabulations of votes cast in respect of: (i) Proven Claims; and (ii) Disputed Claims. If approval or non-approval of this Plan by the Affected Creditors in any class shall prove to be determined by the Votes Cast in respect of Disputed Claims, such result shall be reported to the Court as soon as reasonably possible with a request to the Court for directions regarding an expedited determination of any material Disputed Claims and an appropriate deferral of the application for the Sanction Order and any other applicable dates. The fact that a Claim is allowed for voting purposes shall not preclude the Monitor from disputing the Claim for distribution purposes. Distributions from the Cash Proceeds Pool and from the Net JED Common Share Proceeds in relation to any Disputed Claim in existence at the Plan Implementation Date will be held in escrow by the Monitor pending settlement or Final Determination of the Dispute Claim and shall not be distributed until there has been a settlement or Final Determination of the Disputed Claim. To the extent that a Final Determination or settlement has been made in respect of a Disputed Claim in an amount which is less than the amount of funds in the Cash Proceeds Pool and the amount of Net JED Common Share Proceeds attributable to such Disputed Claim, such surplus funds shall be distributed from the Cash Proceeds Pool and the Net JED Common Share Proceeds to the other Affected Creditors on a *pro-rata* basis in accordance with subsections 4.3(a) and (b) of this Plan.

(c) **Acceptance of Plan.** Votes cast by Eligible Voting Affected Creditors at the Creditors' Meeting shall be binding upon the Eligible Voting Affected Creditors and shall be recorded at the time of the Creditors' Meeting. If the Required Majority of each of the two classes of Affected Creditors is achieved, this Plan shall be approved and shall be deemed to have been agreed to, accepted and approved by the requisite Affected Creditors of each such class.

(d) **Appointment and Revocation of Proxies.** An Eligible Voting Affected Creditor wishing to appoint a proxy to represent such Eligible Voting Affected Creditor at the Creditors' Meeting may do so by inserting such Person's name in the blank space provided on a Proxy in the form attached hereto as Schedule "C" (the "**Proxy**") and sending or delivering the completed Proxy to the offices of the Monitor, at 3000 Scotia Centre, 700-2nd Street S.W. Calgary, AB T2P 0S7, Attention: Katherine Pollard, fax: (403) 920-9205, e-mail: kpollard@deloitte.ca. (the "**Monitor's Office**"). A Proxy must be:

(i) received at the Monitor's Office by 5:00 p.m. (Calgary time) at least one (1) Business Day immediately prior to the date set for the Creditors' Meeting, or any adjournment thereof, or

(ii) delivered to the Monitor at the Creditors' Meeting prior to the commencement of the Creditors' Meeting or any adjournment thereof.

Failure to so deposit the Proxy shall result in the invalidation of same. JED or any Affiliate or other representative of JED may be appointed by a Proxy. JED shall be entitled to solicit and collect Proxies containing votes in favour of this Plan for delivery to the Monitor.

An Eligible Voting Affected Creditor who has given a Proxy may revoke it (as to any matter on which a vote has not already been cast pursuant to its authority) by an instrument in writing executed by such Eligible Voting Affected Creditor or by his attorney, duly authorized in writing or, if an Eligible Voting Affected Creditor is not an individual, by an officer or attorney thereof duly authorized, and deposited either at the offices of the Monitor above mentioned on or before the last Business Day preceding the date of the meeting or any adjournment thereof, or with the Chair of the Creditors' Meeting prior to the time of commencement of the Creditors' Meeting, or any adjournment thereof.

(e) **Signature on Proxy.** The Proxy must be executed by the Eligible Voting Affected Creditor or his duly authorized attorney in writing, or if the Eligible Voting Affected Creditor is not an individual, the Proxy must be signed in its name by an authorized officer whose title should be indicated. The Proxy signed by a person acting as attorney or in some other representative capacity should indicate such person's capacity (following his signature) and it should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has previously been filed with the Monitor).

(f) **Voting of Proxies.** The Persons named in the Proxy shall vote the Claims of the Eligible Voting Affected Creditors in accordance with the direction of the Eligible Voting Affected Creditor appointing them on any ballot that may be called for and where the Eligible Voting Affected Creditor giving the Proxy specifies a choice with respect to any matter to be voted upon, the Claim shall be voted in accordance with the instructions of the Eligible Voting Affected Creditor. In the absence of any such direction, such Claim shall be voted as an Affirmative Vote.

(g) **Exercise of Discretion of Proxy.** The accompanying Proxy confers a discretionary authority upon the Persons named therein with respect to amendments or variations to the matters identified in the notice of the Creditor's Meeting and in this Plan and with respect to other matters that may properly come before the Creditors' Meeting.

(h) **Voting by Secured Creditors**

(i) Where, prior to the Creditors' Meeting, no determination has been made by the Monitor as to whether a Claim of a Secured Creditor ranks in priority to the JED Security, such Secured Creditor shall be entitled to vote on this Plan at the Creditors' Meeting as if such Secured Creditor is a member of the class of Unsecured Creditors, and the Claim of such Secured Creditor shall be an allowed Claim for the purposes of determining a Required Majority in the Unsecured Creditor class. Nothing herein shall be construed as prejudicing or otherwise affecting the right of such Secured Creditor to assert priority of its Claims over the JED Security. In the event that any portion of the Claims of such Secured Creditor is subsequently determined by the Monitor to rank in priority to the JED Security, such portion of the Claim shall form part of the Unaffected Claims and will be addressed pursuant to their arrangements or as otherwise may be agreed between such Priority Security Creditor, Caribou and JED.

(ii) Where, prior to the Creditors' Meeting, the Monitor has determined that the Claims of a Secured Creditor may not be fully secured, such Secured Creditor shall be entitled to vote on this Plan at the Creditors' Meeting as if such Secured Creditor is a member of the class of Unsecured Creditors in respect of that portion of the Claims of such Secured Creditor as has been allowed by the Monitor to be an Unsecured Claim for the purpose of determining a Required Majority in the Unsecured Creditor class. In the event that any portion of the Claims of such Secured Creditor as was allowed by the Monitor as an Unsecured Claim for voting purposes is subsequently determined by the Monitor to be secured, such portion of the Claim shall form part of the Priority Secured Creditor class or the Subordinate Secured Creditor class, as applicable, for distribution purposes and shall thereafter be entitled to be treated as such under this Plan in respect of such portion of the Claim.

(i) **JED Consultation re Priority Secured Creditor Claims.** The Monitor and Caribou shall not accept, agree or settle any Priority Secured Creditor Claims as an Unaffected Claim, unless with the consent of JED.

5.3 Supplemental Affected Claims

The following shall be the claims procedure for Affected Claims not otherwise subject to the Claims Procedure Order, including, without limitation, any Restructuring Claims, Employee Termination Claims and Director and Officer Indemnity Claims (collectively, the **"Supplemental Affected Claims"** and individually, a **"Supplemental Affected Claim"**):

(a) Subject to paragraphs (b) and (c) below, a Notice to Creditors, in substantially the form as attached to this Plan as Schedule "E" (the **"Notice to Creditors"**), shall:

(i) be sent by the Monitor by fax, delivery, courier, regular mail or e-mail on or before June 19, 2007, to each known creditor of Caribou who holds or may hold a Supplemental Affected Claim; and

(ii) be posted in an electronic version along with a Notice of Claim on the Website on or before June 19, 2007.

(b) Caribou shall provide all employees who are employees of Caribou on the Business Day immediately prior to the filing of this Plan with the Court (all of whom are herein defined collectively as the **"Current Employees"** or individually, a **"Current Employee"**), who are intended to be terminated by Caribou on or prior to the Plan Implementation Date with written of notice of such intended termination (the **"Employee Termination Notice"**) and a Notice to Creditors at least ten (10) days' prior to the date of the Creditors' Meeting. Such Employee Termination Notice shall advise the Current Employee that it may file a Notice of Claim. Any Claim of any Current Employees who have received an Employee Termination Notice resulting or arising from the termination shall be an Affected Unsecured Claim and any Notice of Claim in respect of such Affected Unsecured Claim shall be filed with the Monitor by the Supplemental Claims Bar Date or such Supplemental Affected Claim shall be forever extinguished and forever barred as against Caribou and its Assets.

(c) Caribou may repudiate or give notice of repudiation of any contract, lease or other agreement to which it is a party (the **"Notice of Repudiation"**) and provided such Notice of Repudiation is given, or repudiation takes place, at least ten (10) days' prior to the Creditors' Meeting or such lesser time as is approved by the Court, and a Notice of Claim is provided to such Creditor by such date, any Supplemental Affected Claims of such Person resulting or arising from the repudiation of such contract, lease or other agreement shall be an Affected Unsecured Claim and any Notice of Claim in respect of such Supplemental Affected Claim shall be filed with the Monitor by the Supplemental Claims Bar

Date or such Supplemental Affected Claim shall be forever extinguished and barred against Caribou and its Assets.

(d) Any Person with a Supplemental Affected Claim against Caribou or its Assets shall file a Notice of Claim with the Monitor. The Notice of Claim must be:

(i) received at the Monitor's Office by 5:00 p.m. (Calgary time) at least one (1) Business Day immediately prior to the date set for the Creditors' Meeting, or any adjournment thereof, or

(ii) delivered to the Monitor at the Creditors' Meeting prior to the commencement of the Creditors' Meeting or any adjournment thereof,

(being the "**Supplemental Claims Bar Date**").

(e) The Monitor shall review each Notice of Claim received by the Supplemental Claims Bar Date and shall, together with Caribou, decide whether to accept, revise or disallow the amount claimed for voting and/or distribution purposes under this Plan. If the Monitor and Caribou are unable to resolve the dispute in respect of a Supplemental Affected Claim, such Supplemental Affected Claim may be accepted by the Monitor and Caribou for voting purposes only and treated in calculating the Required Majority in accordance with Section 5.2(b) of this Plan.

(f) If the Monitor and Caribou decide to revise or disallow the amount of a Supplemental Affected Claim set forth in a Notice of Claim, the Monitor may:

(i) together with Caribou attempt to consensually resolve the amount of the Supplemental Affected Claim with the Creditor; and/or

(ii) by not later than fourteen (14) days after the Monitor has received a Notice of Claim in respect of a Supplemental Affected Claim, send a Notice of Revision or Disallowance to the Affected Creditor by fax, delivery, courier, regular mail or e-mail transmission.

The Notice of Revision or Disallowance received by an Affected Creditor pursuant to paragraph (ii) above shall be final, binding and conclusive unless the provisions of paragraph (g) below are complied with.

(g) Any Affected Creditor will have fourteen (14) days from the date of issuance of a Notice of Revision or Disallowance by the Monitor to file and serve on Fraser Milner Casgrain LLP at 30th floor, Fifth Avenue Place, 237-4th Avenue S.W., Calgary, Alberta T2P 4X7 (Fax: 268-3100), Attention: David Mann/David Legeyt email: David.Mann@FMC-Law.com and David.Legeyt@FMC-Law.com and to the Monitor at the Monitor's Office, a Notice of Motion returnable within seven (7) days of the date of its filing, together with an Affidavit in support, seeking a determination of the Supplemental Affected Claim. Such Notice of Motion may

be adjourned to a suitable hearing date by the agreement of the parties or the Court.

(h) If an Affected Creditor who receives a Notice of Revision or Disallowance does not file a Notice of Motion in accordance with paragraph (g) above, then the value of such Affected Creditor's Supplemental Affected Claim for distribution purposes as allowed by the Monitor in the Notice of Revision or Disallowance shall be deemed to be accepted as final and binding.

(i) Upon receipt of a Notice of Motion, the Monitor, together with Caribou, may attempt to consensually resolve the amount of the Supplemental Affected Claim for distribution purposes with the Affected Creditor.

(j) Notwithstanding anything contained herein, subject to further order of the Court, nothing shall prejudice or delay the ability of Caribou to hold the Creditors' Meeting.

(k) If any Affected Creditor with a Supplemental Affected Claim fails to prove its Claim in accordance with this Section 5.3, the Claim of such Affected Creditor shall be forever extinguished and barred and that Affected Creditor is disentitled from receiving any distributions under this Plan and Caribou shall nevertheless be released from all Claims of such Affected Creditor. For greater certainty, notwithstanding any other provision of this Section 5.3, any Current Employee who does not receive an Employee Termination Notice at least ten (10) days' prior to the date of the Creditors' Meeting shall be an Unaffected Claim under this Plan.

5.4 Confirmation of Plan

(a) In the event that this Plan is approved by the Required Majority of each class of Affected Creditors at the Creditors' Meeting pursuant to the terms of this Plan, Caribou shall promptly apply to the Court for the Sanction Order.

(b) Subject to the Sanction Order being granted and the satisfaction or waiver of those conditions of this Plan set forth in Article 6, this Plan will be implemented in accordance with the terms hereof.

(c) In the event that this Plan is not approved in accordance with this Plan, the Sanction Order is not granted or the conditions set forth in Article 6 are not satisfied or waived in accordance with the terms of this Plan, this Plan shall automatically terminate and in which case Caribou and JED shall not be under any further obligation to implement this Plan.

5.5 Court Assistance

Each of Caribou and JED reserves the right to seek the assistance and/or direction of the Court regarding any matter relating to this Plan, including the resolution of any dispute arising between the Monitor and the Creditors' Committee.

ARTICLE 6
CONDITIONS OF PLAN IMPLEMENTATION AND TERMINATION

6.1 Conditions of Plan Implementation

This Plan is subject to the following conditions for the benefit of Caribou and JED, all or any of which may be waived jointly by Caribou and JED (except for paragraphs (b), (f) and (l) below, which are for the sole benefit of JED and may be waived by JED only, in its sole discretion) any time prior to the Plan Implementation Date (unless otherwise specified below):

(a) As at the Plan Implementation Date, there is not an Order or other judgment, order, decree, regulation, policy, law or other directive in effect by an Authorized Authority prohibiting, restraining or otherwise preventing the implementation of this Plan or the ABCA Arrangement in accordance with their terms;

(b) There shall have been no Material Adverse Change between the date of the Creditors' Meeting Order and the Plan Implementation Date;

(c) All approvals, orders, determinations or consents required pursuant to:

(i) Applicable Law; and

(ii) securities legislation and all regulatory authorities including, without limitation, AMEX, The Canadian Venture Exchange and the TSX Venture Exchange, and applicable securities commissions issuing exemption orders or rulings respecting the issuance of the JED Common Shares to be distributed to the Monitor under this Plan and to Caribou Common Shareholders under the ABCA Arrangement;

have been obtained on terms and conditions satisfactory to Caribou and JED, acting reasonably, and shall remain in full force and effect on the Plan Implementation Date;

(d) The Plan Implementation Date shall have occurred on or before August 31, 2007 or such later date as may be agreed to between Caribou and JED;

(e) All steps shall have been taken, orders granted and approvals obtained and all conditions precedent satisfied or waived, such that the ABCA Arrangement will become effective and binding on the Plan Implementation Date upon all of JED, Caribou, Caribou Common Shareholders and the holders of Caribou Options in accordance with its terms, subject only to the filing of Articles of Arrangement under the ABCA in respect of the same;

(f) Subject to the CCAA Proceedings, until the Plan Implementation Date, Caribou shall have maintained the Assets in a proper and prudent manner, in accordance with good industry practices and the operating practices and agreements currently in place and shall not have, without the prior approval of JED, acting reasonably:

(i) authorized or incurred expenditures other than:

(A) usual operating expenditures incurred or allocable to the Assets pursuant to existing operating agreements with arm's length third parties;

(B) capital expenditures required in accordance with current operating practices for which Caribou's share does not exceed $50,000 for any single operation or $100,000 in the aggregate for the period from May 14, 2007 to the Plan Implementation Date, unless with the prior written consent of JED;

(C) expenditures which the operator of such assets deems necessary to protect life, property, income or the environment; and

(D) expenditures necessary to carry out the terms of this Plan;

(ii) entered into any agreement for the sale of any of its petroleum and natural gas properties or grant any interest in such properties to a third party prior to the Plan Implementation Date;

(iii) surrendered or abandoned any of the Assets; or

(iv) amended or terminated any material agreement or entered into any new agreement adversely affecting the Assets;

(g) This Plan shall have been approved by the Required Majority;

(h) The Sanction Order, in form and substance satisfactory to Caribou and JED, acting reasonably, and which shall contain the matters set out in subsection 7.6(b) of this Plan, shall have been granted by the Court on or before August 31, 2007 or such other date as may be agreed to between Caribou and JED, and such Sanction Order as at the Plan Implementation Date shall be in full force and effect, not stayed or amended (unless with the consent of Caribou and JED, acting reasonably);

(i) On or before the Plan Implementation Date, the Unaffected Claims (other than the Insured Claims, JED Secured Claims and the Priority Secured Creditor Claims) shall have been paid or otherwise satisfied in full;

(j) The stay of proceedings under the CCAA Initial Order shall have been extended to at least the Plan Implementation Date and the CCAA Initial Order shall, as at the Plan Implementation Date, be in full force and effect, not stayed or amended after the date hereof (except with the consent of Caribou and JED, acting reasonably);

(k) There shall be an Order granted by the Court on or before July 27, 2007, or such other date as may be agreed to between Caribou and JED, declaring that the Flow-Through Claims are attributes of the Flow-Through Shares and holders of Flow-Through Claims do not have any Claim or other entitlement against Caribou independent of the Flow-Through Shares, and shall not be entitled to receive any distribution in respect of the Flow-Through Claims under this Plan or the ABCA Arrangement (the **"Flow-Through Claims Order"**). If the Flow-Through Claims Order is not granted by the Court on or before July 27, 2007, there shall be an Order granted by the Court on or before July 27, 2007, or such other date as may be agreed to between Caribou and JED, declaring that the holders of Flow-Through Claims are either (i) entitled as Affected Unsecured Creditors under this Plan and the Flow-Through Claims are compromised, satisfied and released pursuant to the terms of this Plan in exchange for the distributions to be provided to Affected Unsecured Creditors under this Plan, or (ii) are entitled as Caribou Common Shareholders under the ABCA Arrangement and the Flow-Through Claims are compromised, satisfied and released pursuant to the terms of ABCA Arrangement (the **"Alternative Flow-Through Claims Order"**). The Flow-Through Claims Order, or if not granted the Alternative Flow-Through Claims Order, shall also provide that (A) neither Caribou nor JED shall have any liability to the Flow-Through Shareholders in respect of Flow-Through Claims, the Flow Through Shares or the Subscription Agreements after the Plan Implementation Date, and (B) JED shall not be required to increase the consideration being provided to the Affected Creditors by JED under this Plan or to the Caribou Common Shareholders under the ABCA Arrangement. As at the Plan Implementation Date, the Flow-Through Claims Order, or if the Flow-Through Claims Order is not granted, the Alternative Flow-Through Claims Order, shall be in full force and effect, not stayed or amended (except with the consent of JED and Caribou, acting reasonably). For greater certainty, nothing in the Flow-Through Claims Order or the Alternative Flow-Through Claims Order shall affect, impair or prejudice the entitlement of any Caribou Common Shareholder to participate in the ABCA Arrangement as a Caribou Common Shareholder;

(l) JED is satisfied, acting reasonably, that Caribou has sent, in accordance with Article 5 of this Plan, a Notice to Creditors and an Employee Termination Notice or Repudiation Notice to all employees, contractors or other Creditors of Caribou whose relationships with Caribou JED requires terminated prior to the Plan Implementation Date, such that those employees, contractors and other Creditors become Affected Creditors with Claims that are compromised, satisfied and released pursuant to the terms of this Plan; and

(m) All of the directors of Caribou shall have resigned effective on the Plan Implementation Date and all of the officers and employees of Caribou shall have had their employment with Caribou terminated on or before the Plan Implementation Date. For greater certainty, "employees" for the purposes of this subsection shall not include field contractors with Caribou.

If a condition set out above has not been satisfied as at the date specified for its fulfillment, Caribou and JED may waive compliance with the condition in whole or in part, in their sole discretion, by (in the case of paragraphs (b), (f) and (l), by JED only in its sole discretion) written notice to the Monitor, failing which delivery of written notice of waiver of such condition, this Plan shall automatically terminate, in which case Caribou and JED shall not be under any further obligation to implement this Plan.

6.2 Monitor's Certificate

Upon written notice from Caribou and JED to the Monitor that the conditions set out in Section 6.1 above have been satisfied or waived, the Monitor shall, as soon as possible following receipt of such written notice, file with the Court a certificate which states that all conditions precedent set out in Section 6.1 have been satisfied or waived, in substantially the form as the certificate attached as Schedule "D" to this Plan (the "**Monitor's Certificate**"). If, in the opinion of the Monitor, the conditions precedent to implementation of the Plan have been satisfied or waived and Caribou and/or JED have refused or declined to give the written confirmation of same contemplated in this section, the Monitor may, on ten (10) days' notice to JED and Caribou, apply to the Court for leave to file the Monitor's Certificate and if the Court confirms that the conditions precedent to implementation of this Plan have been satisfied or waived, the Monitor shall file the Monitor's Certificate notwithstanding that it has not received the written confirmation from Caribou and/or JED required by this section.

ARTICLE 7
PLAN IMPLEMENTATION

7.1 Possession and Maintenance of Assets; Access to Assets, etc.

Until the Plan Implementation Date:

(a) Caribou shall maintain the Assets in accordance with and subject to good oil field practice, including maintaining insurance as required by Applicable Law and in accordance with good oil field practice.

(b) Subject to confidentiality obligations of Caribou, Caribou will give to JED and its representatives, until the Plan Implementation Date, full access, on reasonable notice, during normal business hours to all of the Assets, including books, contracts, documents and records of Caribou (other than privileged communications), the opportunity to make reasonable investigation of Caribou, and will furnish to JED and its representatives any additional financial statements of, and all information with respect to the business and affairs of Caribou that

JED may reasonably request; provided however, that any such access and assistance shall not interrupt the ordinary operations of Caribou.

7.2 Payment of Cash Proceeds Pool and Delivery of JED Common Share Pool by JED

On the Plan Implementation Date, JED shall deliver to the Monitor, the Cash Proceeds Pool by way of bank draft, certified cheque or wire transfer, and the certificates representing the JED Common Shares in the JED Common Share Pool, all to be distributed to the Subordinate Secured Creditors and Unsecured Creditors with Proven Claims in accordance with the terms and conditions of this Plan.

7.3 Release and Discharge of Liens by Secured Creditors

As soon as reasonably practicable following the Plan Implementation Date, and prior to receipt of any payments pursuant to this Plan, any Affected Creditor that has a Proven Claim shall provide to JED's legal counsel all such notices, instruments, releases, certificates and other documents as may be necessary to release and discharge any writ, charge, lien or other registered instrument which has been filed or registered by the Affected Creditor or against the Assets, whereupon the documents may be utilized by JED. If for any reason the materials are not provided or otherwise ineffective, the Affected Creditor shall be deemed to hereby consent to JED obtaining appropriate relief from the Court to effect such discharges.

7.4 Extinguishment of Claims

Any Claim of any Affected Creditor who has not submitted a Notice of Claim by the Claims Bar Date is hereby forever extinguished, except for such Notices of Claim that Caribou (with JED's concurrence) and such Affected Creditor may agree, and subject to any Order.

7.5 Release of Claims

Effective on the Plan Implementation Date:

(a) Caribou shall be released from all Claims of Affected Creditors other than in respect of Caribou's obligations pursuant to this Plan.

(b) Subject to section 5.1(2) of the CCAA, the Affected Creditors shall be deemed to have released and discharged the Monitor and its directors, officers, employees, agents, affiliates, professional advisors and associates and each and every past and present director, officer, employee, agent, affiliate, professional advisor and associate of Caribou (collectively, the **"Released Parties"** and individually, the **"Released Party"**) from any and all demands, claims, including claims of any past and present officers, directors or employees for contribution and indemnity, actions, causes of action, counterclaims, D&O Claims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, charges and other recoveries on account of any liability, obligation, demand or cause of

action of whatever nature which any person may be entitled to assert, including, without limitation, any and all claims in respect of any environmental condition or damage affecting any of the Assets, whether known or unknown, matured or unmatured, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Plan Implementation Date relating to, arising out of or in connection with the Assets, business or affairs of Caribou, whenever and however conducted, the issuance of any security by Caribou, this Plan, the CCAA Proceedings and the ABCA Arrangement, provided however, that nothing herein shall release or discharge a Released Party who was or is a director, officer, underwriter or other professional advisor of Caribou in respect of Flow-Through Claims.

7.6 Sanction Order

(a) If this Plan has been approved by the Required Majority of Affected Creditors, Caribou shall promptly thereafter bring a motion seeking an Order sanctioning this Plan.

(b) The Sanction Order shall include, among other things, the following provisions:

(i) approval of this Plan;

(ii) the releases referred to in Section 7.5 of this Plan; and

(iii) termination, release and discharge of all CCAA Charges (other than the Administration Charge which shall, from and after the Plan Implementation Date, be limited to the Cash Proceeds Pool and the Net JED Common Share Proceeds only) established by the CCAA Initial Order or any other Order of the Court, effective on the Plan Implementation Date.

7.7 Monitor's On-going Obligations from and after the Plan Implementation Date

(a) From and after the Plan Implementation Date, the Monitor shall continue to have, and shall not be released from, its obligations under this Plan, including, but not limited to:

(i) the completion by the Monitor of all its duties in relation to the claims procedure and all matters related thereto as set out in the Claims Procedure Order and the CCAA Plan;

(ii) holding and selling the JED Common Shares in the JED Common Share Pool and to distribute the Net JED Common Share Proceeds and funds from the Cash Proceeds Pool in accordance with the terms and conditions of this Plan; and

(iii) the completion by the Monitor of all other matters for which it is responsible in this CCAA Proceeding and pursuant to the Orders of the Court made in this proceeding from time to time.

(b) The Monitor reserves the right to seek the assistance and/or direction of the Court regarding its obligations under this Plan before and after the Plan Implementation Date, including the resolution of any dispute arising between the Monitor and the Creditors' Committee.

(c) Upon completion of the distributions contemplated by this Plan, the Monitor shall be entitled to seek its discharge as Monitor and termination of the CCAA Proceedings and the Administration Charge (subject to payment in full of all of the fees and expenses of the Monitor and its legal counsel), on notice only to JED, the Creditors' Committee and the service list in the CCAA Proceedings.

ARTICLE 8
GENERAL PROVISIONS

8.1 Further Assurances

Notwithstanding that the transactions and events set out in this Plan may be deemed to occur without any additional act or formality other than as may be expressly set out herein, each of the Persons affected hereto shall make, do, and execute or cause to be trade, done or executed all such further acts, deeds, agreements, assignments, transfers, conveyances, discharges, assurances, instruments, documents, elections, consents or filings as may be reasonably required by Caribou or JED in order to implement this Plan.

8.2 Paramountcy

Without limiting any other provision hereof, from and after the Plan Implementation Date, in the event of any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed, or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between Caribou and JED or Caribou and any other Persons affected by this Plan, as at the Plan Implementation Date, the terms, conditions and provisions of this Plan shall govern and shall take precedence and priority.

8.3 Waiver of Defaults

From and after the Plan Implementation Date, each Creditor shall be deemed to have waived any and all defaults by Caribou arising on or prior to the Plan Implementation Date in respect of any covenant, warranty, representation, term, provision, condition or obligation, express or implied, in every contract, agreement, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for

sale, lease or other agreement, written or oral. Any and all notices of default, acceleration of payments and demands for payments under any instrument, or notices given under the CCAA, including without limitation, any notices of intention to proceed to enforce security, shall be deemed to have been rescinded and withdrawn.

8.4 Compromise Effective for all Purposes

The payment, compromise or satisfaction of any Claims under this Plan, if sanctioned and approved by the Court, shall be binding upon such Affected Creditor, its heirs, executors, administrators, legal personal representatives, successors and assigns, as the case may be, for all purposes.

8.5 Amendments to Plan

Caribou reserves the right, with the consent of JED, to file any modification of or amendment to this Plan by way of a supplementary or amended and restated plan or plans of compromise or arrangement or both filed with the Court at any time or from time to time prior to the Creditors' Meeting, in which case any such supplementary or amended and restated plan or plans of compromise or arrangement or both shall, for all purposes, be and be deemed to be a part of and incorporated into this Plan, provided that no such amendment or modification that materially and adversely affects the rights or treatment hereunder of any class of Affected Creditors shall be so filed without first obtaining the approval of the Court. Caribou shall give notice by publication or otherwise to all Affected Creditors in an affected class of the details of any modifications or amendments prior to the vote being taken to approve this Plan, as modified or amended. Caribou may propose an alteration or modification to this Plan at the Creditors' Meeting. After such Creditors' Meeting, Caribou may at any time and from time to time vary, amend, modify or supplement this Plan if the Court determines on notice that such variation, amendment, modification or supplement is of a technical nature that would not be materially prejudicial to the interests of any of the Affected Creditors and is necessary in order to give effect to the substance of this Plan or the Sanction Order.

8.6 Assignment of Claims

JED reserves the right to require the Affected Creditors or any one of them to assign their claims to JED in consideration for receiving their distributions under this Plan.

8.7 Notices

Any notice or communication to be delivered hereunder will be in writing and will reference this Plan and may, subject to as hereinafter provided, be made or given by mail, personal delivery or by facsimile or email transmission addressed to the respective parties as follows:

(a) if to Caribou:

Caribou Resources Corp.
1545, 101 - 6th Avenue SW
Calgary, AB T2P 3P4

Attention: Christina M. Fehr
Fax: (403) 269-5221
E-mail: cmfehr@cariboures.com

with a copy to:

Blake, Cassels & Graydon LLP
3500, 855 Second Street SW
Calgary, AB T2P 4J8

Attention: Christa Nicholson and Robert Anderson
Fax: 403.260.9700
E-mail: christa.nicholson@blakes.com
robert.anderson@blakes.com

(b) if to an Affected Creditor:

To the last known address (including fax number or email address) for such Affected Creditor specified in the Notice of Claim filed by such Affected Creditor or, in the absence of such Notice of Claim, to the last known address for such Affected Creditor set out in the books and records of Caribou or such other address as the Affected Creditor may from time to time notify the Monitor in accordance with this Section.

(c) if to JED:

JED Oil Inc.
Box 1420, 1601 - 15th Avenue
Didsbury, AB T0M 0W0

Attention: Marcia L. Johnston
Fax: (403) 335-8391
E-mail: mjohnston@jedoil.com

with a copy to:

Fraser Milner Casgrain LLP
30th Floor, Fifth Avenue Place
237 - 4th Avenue S.W.
Calgary, AB T2P 4X7

Attention:	David Legeyt and David Mann
Fax:	(403) 268-3100
E-mail:	david.legeyt@fmc-law.com david.mann@fmc-law.com

(d) if to the Monitor:

Deloitte & Touche Inc.
3000 Scotia Centre
700 – 2nd Street S.W.
Calgary, AB T2P 0S7

Attention:	Victor P. Kroeger
Fax:	(403) 263-2390
email:	vkroeger@deloitte.ca

with a copy to:

Bennett Jones LLP
4500 Bankers Hall East
855-2nd Street S.W.
Calgary, Alberta T2P 4K7

Attention:	Frank R. Dearlove
Fax:	(403) 265-7219
E-mail:	dearlovef@bennettjones.ca

or to such other address as any party may from time to time notify the others in accordance with this Section. All such notices and communications which are delivered will be deemed to have been received on the date of delivery. All such notices and communications which are faxed or emailed will be deemed to be received on the date faxed or emailed if sent before 5:00 p.m. Calgary time on a Business Day and otherwise will be deemed to be received on the Business Day next following the day upon which such fax or email was sent. Any notice or other communication sent by mail will be deemed to have been received on the third Business Day after the date of mailing.

SCHEDULE "A"

DEFINITIONS

"ABCA" means the *Business Corporations Act* (Alberta), R.S.A. 2000, c. B-9;

"ABCA Arrangement" means the statutory plan of arrangement under section 193 of the ABCA, in the form attached as Schedule "B" to this Plan;

"Administration Charge" has the meaning given to it in paragraph 35 of the CCAA Initial Order;

"Affected Claims" means all Claims, including the Supplemental Affected Claims, other than Unaffected Claims;

"Affected Creditor" means a Person having an Affected Claim together with its heirs, executors, administrators, legal representatives, successors and assigns;

"Affected Unsecured Claim" means the Affected Claim of an Unsecured Creditor;

"Affiliate" means, in relation to any Person, any other Person or group of Persons acting in concert, directly or indirectly, that Controls, is Controlled by or under common Control with the first mentioned Person;

"Affirmative Votes" means the votes of the Eligible Voting Affected Creditors who have voted in favour of this Plan at the Creditors' Meeting and **"Affirmative Vote"** shall mean any one of them;

"Alternative Flow-Through Claims Order" has the meaning given to it in subsection 6.1(k) of this Plan;

"AMEX" has the meaning given to it in Section 4.8 of this Plan;

"Applicable Law" means, in relation to any Person, transaction or event, all applicable provisions of law, statutes, rules, regulations, official directives and orders of, and the terms of all judgments, orders and decrees issued by any Authorized Authority by which such Person is bound or having application to the transaction or event in question;

"Articles of Arrangement" means the articles of arrangement of Caribou in respect of the ABCA Arrangement required by the ABCA to be sent to the Registrar of Corporations under the ABCA after the final order approving the ABCA Arrangement is made;

"Assets" means all of the property, assets, business and undertaking of Caribou;

"Authorized Authority" means, in relation to any Person, transaction or event, any:

(a) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign;

(b) agency, authority, commission, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

(c) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; or

(d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event;

"Business Day" means, with respect to any action to be taken, any day, other than Saturday, Sunday or a statutory holiday in the place where such action is to be taken;

"Caribou" means Caribou Resources Corp., a body corporate amalgamated under the ABCA;

"Caribou Common Shares" means the common shares in the capital of Caribou;

"Caribou Common Shareholders" means the holders of Caribou Common Shares;

"Caribou Options" means the outstanding options to purchase Caribou Common Shares issued to directors, officers and employees of Caribou;

"Cash Proceeds Pool" means a cash pool of $375,000, which will be made available to the Monitor by JED on the Plan Implementation Date, which will permit the Monitor to make the payments to the Affected Creditors in accordance with the terms and conditions of this Plan;

"CCAA" means the *Companies' Creditors Arrangement Act* (Canada), R.S.C. 1985, c.C-36;

"CCAA Charges" has the meaning given to it in paragraph 45 of the CCAA Initial Order;

"CCAA Filing Date" means January 30, 2007, being the date of the CCAA Initial Order;

"CCAA Initial Order" means the order granted by the Court in the CCAA Proceedings on January 30, 2007;

"CCAA Proceedings" means the proceedings commenced under the CCAA on January 30, 2007 in the Court of Queen's Bench of Alberta, Judicial District of Calgary, Action No. 0701-01113;

"Chair" has the meaning given to it in subsection 5.1(c) of this Plan;

"Claim" means any claim to a right of any Person against Caribou or the Assets in connection with any indebtedness, liability or obligation of any kind of Caribou in existence on the Plan Implementation Date, including any fines, penalties and fees in respect thereto, and any interest accrued thereon, if entitled thereto, howsoever evidenced, and costs payable in respect thereof, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety, insurance deductible or otherwise, and whether or not

such right is executory or anticipatory in nature, including the right or ability of any Person (including any past or present officer or director of Caribou) to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action, whether existing at present or commenced in the future, which indebtedness, liability or obligation is based in whole or in part on facts existing prior to the Plan Implementation Date, and includes any other claims that would have been claims provable in bankruptcy had Caribou become bankrupt on the Plan Implementation Date, including any claims of the Crown, including, without limitation, any fine, penalty, liability or interest thereon which may be imposed by the Crown on Caribou generally or as a result of the Subscription Agreements, the Flow-Through Shares, and any of the tax attributes associated with or arising from them, or by reason of Caribou failing to renounce the tax benefits of the Flow-Through Shares or Subscription Agreements to the holders of the Flow-Through Shares or counterparty to the Subscription Agreements, any Restructuring Claims, any Employee Termination Claims and any Director and Officer Indemnity Claims but does not include Flow-Through Claims if the Flow-Through Claims Order is granted;

"Claims Bar Date" means the "Claims Bar Date" or the "Supplemental Claims Bar Date" as set out in the Claims Procedure Order and this Plan, respectively;

"Claims Procedure Order" means the Claims Procedure Order of the Court dated February 22, 2007, as amended by the Supplemental Claims Procedure Order of the Court dated April 10, 2007, the Second Order Amending Claims Procedure dated May 3, 2007, the Third Order Amending Claims Procedure dated May 31, 2007 and as may be further amended or supplemented by subsequent Order of the Court;

"Control" means the possession, directly or indirectly, by such Person or group of Persons acting in concert, of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities, other voting interests or otherwise;

"Court" means an Authorized Authority having jurisdiction in the CCAA Proceedings;

"Creditor" means any Person having a Claim;

"Creditors' Committee" has the meaning given to it in subsection 4.10(a) of this Plan;

"Creditors' Meeting" means the meeting of Eligible Voting Affected Creditors called for the purposes of considering or voting in respect of this Plan, which has been set by the Creditors' Meeting Order to take place at 9:00 a.m., Calgary time on Monday, July 30, 2007, and any postponement, adjournment or amendment thereof;

"Creditors' Meeting Order" means the Order of the Court approving this Plan as the Plan to be submitted to the Affected Creditors and giving all necessary direction regarding the Creditors' Meetings and all other things necessary to achieve the implementation of this Plan, as it may be amended or supplemented, with the consent of JED, acting reasonably;

"Crown" means Her Majesty in right of Canada or a province;

"Current Employee" and **"Current Employees"** has the meaning given to in subsection 5.3(b) of this Plan;

"D&O Charge" has the meaning given to it in paragraph 28 of the CCAA Initial Order;

"D&O Claim" has the meaning given to it in paragraph 27 of the CCAA Initial Order;

"Director and Officer Indemnity Claims" means all Claims of any director or officer of Caribou pursuant to any indemnity from Caribou in respect of any and all claims of any kind or nature against directors or officers of Caribou not otherwise released by subsection 7.5(b) of this Plan;

"Disputed Claim" means any Claim which has been received by the Monitor but has not been accepted as proven or which is being disputed in whole or in part by the Monitor or any other Person entitled to do so and has not been resolved by agreement or by further Order of the Court;

"Eligible Voting Affected Creditor" means an Affected Creditor who has filed a Notice of Claim with the Monitor before the Claims Bar Date or Supplemental Claims Bar, as the case may be, but only to the extent that such Claim is allowed (including such as are allowed on appeal and/or for the limited purpose of voting pursuant to the CCAA or pursuant to an Order), but excluding Caribou, and its successors and assigns;

"Employee Termination Claims" means all Claims of former employees and Current Employees of Caribou for statutory or common law termination pay, severance pay and/or wrongful dismissal damages resulting or arising from a termination of employment by Caribou between the CCAA Filing Date and the Plan Implementation Date;

"Employee Termination Notice" has the meaning given to it in subsection 5.3(b) of this Plan;

"Final Determination" means any determination for which, pursuant to Applicable Law, all time limits for and all rights to dispute, appeal or further appeal (from) such determination have expired or been exhausted;

"Flow-Through Claims" means any entitlement, cause of action or claim, however arising, of any Flow-Through Shareholders, arising out of, relating to or in connection with the Subscription Agreements or their purchase of Flow-Through Shares, including, without limitation, Caribou's failure to incur or renounce to such Flow-Through Shareholders, Qualified Expenditures (as defined in such Subscription Agreements) in an amount equal to the Capital Funds (as defined in such Subscription Agreements) or arising from any allegations of misrepresentation, breach of fiduciary duty, negligence including lack of due diligence, oppression, breach of statute or other wrongful and actionable conduct relating to the sale of Flow-Through Shares, but, for greater certainty, does not include the entitlement of any Caribou Common Shareholder to participate in the ABCA Arrangement as a Caribou Common Shareholder;

"Flow-Through Claims Order" has the meaning given to it in subsection 6.1(k) of this Plan;

"Flow-Through Shares" means the shares of Caribou issued pursuant to the Subscription Agreement;

"Flow-Through Shareholders" means the current and former holders of Flow-Through Shares;

"Insured Claims" has the meaning given to it in subsection 2.3(g) of this Plan;

"ITA" means the *Income Tax Act* (Canada);

"JED" means JED Oil Inc. and includes any Affiliate of JED as designated by JED for the purposes of this Plan;

"JED Common Shares" means the common shares in the capital of JED;

"JED Common Share Pool" means the five (5) million JED Common Shares to be made available by JED to the Monitor for the benefit of Affected Creditors in accordance with the terms and conditions of this Plan;

"JED Secured Claims" has the meaning given to it in subsection 2.3(c) of this Plan;

"JED Security" means the security granted by Caribou to CIBC and/or Brookfield Bridge Lending Fund Inc., as acquired by JED, as the same may be amended or supplemented from time to time;

"Material Adverse Change" means, before giving effect to the transactions contemplated by this Plan, any material adverse change, financial or otherwise, in the business, financial condition, operations, prospects, Assets or affairs of Caribou or any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto (other than changes in the market price of Caribou Common Shares or changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of petroleum substances), and which shall include the commencement of one or more actions by a shareholder or shareholders of Caribou against Caribou and/or directors (which, in the case of shareholder actions against Caribou directors, is limited to those actions in respect of which Caribou or JED would have a material obligation or cost subsequent to this Plan becoming effective), that in JED's sole judgment, acting reasonably, is likely to have a material adverse effect, or any decision by a securities regulatory authority to commence action against Caribou which is likely to have a material adverse effect, provided that, without limitation, any change or changes (other than changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of petroleum substances) in or in respect of the Assets reducing the aggregate value thereof by more than One Million Dollars ($1,000,000) shall be deemed to be a material adverse change;

"Monitor" means Deloitte & Touche Inc., as monitor in the CCAA Proceedings;

"Monitor's Certificate" has the meaning given to it in Section 6.2 of this Plan;

"Monitor's Office" has the meaning given to it in subsection 5.2(d) of this Plan;

"Negative Votes" means the votes of the Eligible Voting Affected Creditors who have voted against this Plan at the Creditors' Meeting;

"Net JED Common Share Proceeds" means the proceeds from the sale of the JED Common Shares in the JED Common Share Pool to be delivered to the Monitor by JED pursuant to Section 7.2 of this Plan, net of fees and all reasonable out of pocket costs and expenses of the Monitor, including all commission or brokerage fees and expenses and legal fees as approved by the Creditors' Committee or the Court, incurred by the Monitor in connection with the performance of its obligations under this Plan, including in connection with the resolution of Disputed Claims, the holding and sale of such JED Common Shares and the distribution of the Net JED Common Share Proceeds;

"Notice of Claim" means the Notice of Claim in substantially the form attached as Schedule "B" to the Claims Procedure Order, as submitted to the Monitor by an Affected Creditor in accordance with the Claims Procedure Order, the Creditors' Meeting Order or this Plan and **"Notices of Claim"** means more than one of them;

"Notice of Repudiation" has the meaning given to it in subsection 5.3(c) of this Plan;

"Notice of Revision or Disallowance" means the notice delivered by the Monitor to Affected Creditors in accordance with subsection 5.3(f)(ii) of this Plan;

"Notice to Creditors" has the meaning given to it in subsection 5.3(a) of this Plan;

"Order" means any order of the Court in the CCAA Proceedings;

"Person" includes any individual, partnership, limited partnership, joint venture, trust, body corporate, unincorporated organization, committee, trade creditors' committee, government, or agency, or instrumentality thereof and any other entity howsoever designated or constituted and **"Persons"** shall mean more than one of them;

"Plan" means the Plan of Arrangement to which this Schedule "A" is attached, as restated, supplemented or amended from time to time;

"Plan Filing Date" means the date that this Plan was originally filed with the Court, being June 13, 2007;

"Plan Implementation Date" means the date that this Plan is implemented, which shall be:

(a) the date that the Articles of Arrangement are filed with the Registrar of Corporations under the ABCA; or

(b) such other day as the Court may direct as consented to by JED;

"Priority Secured Creditors" and **"Priority Secured Creditor"** has the meaning given to it in subsection 2.1(a) of this Plan;

"Priority Secured Creditor Claims" has the meaning given to it in subsection 2.3(d) of this Plan;

"pro rata" means, in respect of payment or distribution to be made to each Affected Creditor holding a Claim of any class under this Plan, an amount equal to the amount of Proven Claims of that Affected Creditor in such class of Claim divided by the aggregate amount of all Proven Claims of that class;

"Proven Claim" means a Claim from an Affected Creditor in respect of which there has been Final Determination of such Claim in accordance with this Plan and/or any applicable Order;

"Proven Unsecured Creditor" has the meaning given to in subsection 4.3(b) of this Plan;

"Proxy" has the meaning given to it in subsection 5.2(d) of this Plan and **"Proxies"** means more than one of them;

"Released Parties" and **"Released Party"** have the meanings given to them respectively in subsection 7.5(b) of this Plan;

"Required Majority" means, with respect to each class of Affected Creditors, (a) the number of Affirmative Votes exceeds 50% of the Votes Cast, and (b) the value of allowed Claims attributable to the Affirmative Votes equals or exceeds 66 2/3% of the value of allowed Claims attributable to the Votes Cast;

"Restructuring Claim" means any claim to a right of any Person against Caribou in connection with any indebtedness, liability or obligation of any kind owed to such Person arising out of the restructuring, repudiation, termination or failure to perform by Caribou after the CCAA Filing Date of any contract, lease or other agreement, whether written or oral;

"Restructuring Costs" means all of Caribou's costs (including legal, accounting, engineering and other consultants), incurred in respect of the CCAA Proceedings up to the Plan Implementation Date, including, without limitation, in the preparation of and implementation of the terms of this Plan, including relating to finalizing the Claims process and determination of priority, and in connection with the preparation and implementation of the ABCA Arrangement;

"Retention Plans Charge" has the meaning given to it in paragraph 39 of the CCAA Initial Order, as amended by the Order of this Court dated May 31, 2007;

"Sanction Order" means an Order sanctioning this Plan and giving all necessary directions regarding its implementation;

"Scrutineers" has the meaning given to it in subsection 5.1(e) of this Plan;

"Secured Creditors" means those Creditors who are "secured creditors" of Caribou within the meaning of the CCAA;

"Special Crown Claims" means Claims of Her Majesty in right of Canada or a province, for all amounts that were outstanding at the Plan Implementation Date and are of a kind that could be subject to a demand under:

(a) subsection 224(1.2) of the ITA;

(b) any provision of the *Canada Pension Plan* or of the *Employment Insurance Act* that refers to subsection 224(1.2) of the ITA and provides for the collection of a contribution, as defined in the *Canada Pension Plan*, or an employee's premium, or employer's premium, as defined in the *Employment Insurance Act*, and of any related interest, penalties or other amounts; or

(c) any provision of provincial legislation that has a similar purpose to subsection 224(1.2) of the ITA, or that refers to that subsection, to the extent that it provides for the collection of a sum, and of any related interest, penalties or other amounts, where the sum

(i) has been withheld or deducted by a person from a payment to another person and is in respect of a tax similar in nature to the income tax imposed on individuals under the ITA, or

(ii) is of the same nature as a contribution under the *Canada Pension Plan* if the province is a "province providing a comprehensive pension plan" as defined in subsection 3(1) of the *Canada Pension Plan* and the provincial legislation establishes a "provincial pension plan" as defined in that subsection;

"Subordinate Secured Creditors" has the meaning given to it in subsection 2.1(b) of this Plan;

"Subordinate Secured Creditor Inspector" has the meaning given to in subsection 4.10(b) of this Plan;

"Subscription Agreements" means the various Subscription Agreements for Flow-Through Shares with Caribou effective on or about June 8, 2006;

"Supplemental Affected Claims" and **"Supplemental Affected Claims"** have the meanings given to them in Section 5.3;

"Supplemental Claims Bar Date" has the meaning given to it in subsection 5.3(d) of this Plan;

"Surplus" has the meaning given to it in subsection 2.1(c) of this Plan;

"Unaffected Claims" has the meaning given to it in Section 2.3 of this Plan;

"Unsecured Claim" means the Claim of an Unsecured Creditor;

"Unsecured Creditor" means a Creditor who is an "unsecured creditor" of Caribou within the meaning of the CCAA and includes Creditors holding a Restructuring Claim, Employee Termination Claim and Director Indemnity Claim and, to the extent any Priority Secured

Creditor or Subordinate Secured Creditor is not fully secured, such Priority Secured Creditor or Subordinate Secured Creditors shall be treated as an Unsecured Creditor for the unsecured portion of its claim;

"Votes Cast" means the sum of the Affirmative Votes and the Negative Votes of the Eligible Voting Affected Creditors present at the Creditors' Meeting in person or by Proxy;

"Website" means the website of the Monitor, www.deloitte.ca under the Insolvency and Restructuring link; and

"Weighted Average JED Common Share Closing Price" shall mean the weighted average trading price for JED Common Shares determined over the five (5) trading days immediately preceding the Plan Filing Date, as converted into Canadian Dollars based on the noon rate as reported by the Federal Reserve Bank of New York on the Plan Filing Date.

SCHEDULE "B"

PLAN OF ARRANGEMENT
OF
CARIBOU RESOURCES CORP.

SPONSORED BY JED OIL INC.
PURSUANT TO THE *COMPANIES' CREDITORS ARRANGEMENT ACT*

ABCA ARRANGEMENT
(ATTACHED)

SCHEDULE "C"

PLAN OF ARRANGEMENT
OF
CARIBOU RESOURCES CORP.
SPONSORED BY JED OIL INC.
PURSUANT TO THE *COMPANIES' CREDITORS ARRANGEMENT ACT* (CANADA)

FORM OF PROXY

For use at the meeting of, among others, Eligible Voting Affected Creditors of Caribou Resources Corp. to be held on [•] at the offices of [•]

If you are unable to attend the meeting of the Eligible Voting Affected Creditors, to be held on [•] at the offices of [•] (or on such other date as may be set by Order and consented to by Caribou and JED) to consider the resolution described below, and any amendments thereto, (the "**Creditors' Meeting**") in person, please complete and execute this Proxy and deliver it in accordance with the instructions set forth below. If an Affected Creditor wishes to be represented at the Creditors' Meeting, or any adjournment thereof, by proxy (a "**Proxy**"), this Proxy (or other appropriate Proxy) must be completed and executed by the Affected Creditor or by the Affected Creditor's attorney, authorized in writing. An Affected Creditor may appoint a proxyholder (a "**Proxyholder**"), other than a person designated in this Proxy, who need not be a Affected Creditor, to attend and act on the Affected Creditor's behalf at the Creditors' Meeting. This right may be exercised (i) by striking out the name of the person designated in this Proxy and by inserting, in the space provided, the name of the person the Affected Creditor wishes to appoint as a representative; or (ii) by completing and executing another appropriate Proxy. All terms defined in the Plan of Arrangement for Caribou Resources Corp. dated June 13, 2007 (the "**Plan**") accompanying this Proxy shall, unless otherwise defined in this Proxy, have the same meaning when used in this Proxy.

The undersigned Affected Creditor hereby appoints __________________, or failing him/her, ____________________, as Proxyholder of the undersigned, with full power of substitution, to attend and act at the Creditors' Meeting, and at any adjournment thereof, in the manner and to the extent authorized by this Proxy and with the authority conferred by this Proxy, and, without limiting the generality of the foregoing, the Proxyholder is directed to vote as specified below.

In respect of the proposed resolution to approve a plan of arrangement under the *Companies' Creditor Arrangement Act* (Canada), the Proxyholder is directed to vote as follows:

For _______ Against _______

The Plan is proposed to the Affected Creditors to the extent of their Proven Claims. Only the Eligible Voting Affected Creditors will be entitled to vote at the Creditors' Meeting, or any adjournment thereof.

The Proxyholder may vote in her/his discretion on amendments to matters identified in the notice respecting the Creditors' Meeting and on all other matters which may properly come before the Creditors' Meeting, or any adjournment thereof.

DATED at ______________ in the Province of __________, this _____ day of ____________, 2007.

____
Name of Affected Creditor (please print)

____
Signature of Affected Creditor

____
Amount of Claim of the Affected Creditor

Notes:

(1) Properly completed Proxies to be used at the Creditors' Meeting must be deposited with to the offices of Deloitte & Touche Inc. (the "Monitor") at 3000 Scotia Centre, 700-2nd Street S.W. Calgary, AB T2P 0S7, Attention: Katherine Pollard, fax: (403) 920-9205, e-mail: kpollard@deloitte.ca, by 5:00 p.m. (Calgary time) at least one (1) Business Day prior to the date of the Creditors' Meeting, or any adjournment thereof, or with the Monitor prior to the time of commencement of the Creditors' Meeting, or any adjournment thereof.

(2) Where no specific choice is specified in this Proxy, the amount of the Claim of the Affected Creditor will be voted for the approval of the resolution referred to above.

(3) This Proxy must be dated and executed by the Affected Creditor or by the Affected Creditor's attorney authorized in writing, or, if the Affected Creditor is not an individual, the Proxy must be signed in its name by an authorized officer whose title should be indicated. The Proxy signed by a person acting as attorney or in some other representative capacity should indicate such person's capacity (following his signature) and it should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has previously been filed with the Monitor). If this Proxy is not dated in the space provided above, it shall be deemed to bear the date on which it was mailed to the Affected Creditor.

(4) This Proxy may be revoked (as to any matter on which a vote has not already been cast pursuant to its authority) by an instrument in writing executed by the Affected Creditor or by his attorney, duly authorized in writing or, if the Affected Creditor is not an individual, by as officer or attorney thereof duly authorized, and deposited either at the offices of the Monitor above mentioned on or before the last Business Day preceding the date of the Creditors' Meeting or any adjournment thereof, or with the Chair of the Creditors' Meeting prior to the time of commencement of the Creditors' Meeting, or any adjournment thereof.

SCHEDULE "D"

PLAN OF ARRANGEMENT
OF
CARIBOU RESOURCES CORP.
SPONSORED BY JED OIL INC.
PURSUANT TO THE *COMPANIES' CREDITORS ARRANGEMENT ACT* (CANADA)

FORM OF MONITOR'S CERTIFICATE

Action No.: 0701-01113

IN THE COURT OF QUEEN'S BENCH OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF THE *COMPANIES CREDITORS ARRANGEMENT ACT*
R.S.C. 1985, C. C-36, AS AMENDED

AND IN THE MATTER OF CARIBOU RESOURCES CORP.

MONITOR'S CERTIFICATE

RECITALS

A. Pursuant to the order of this Honourable Court dated January 30, 2007 (the "CCAA Initial Order") Caribou Resources Corp. ("Caribou") filed for and obtained protection from its creditors under the *Companies' Creditors Arrangement Act* R.S.C. 1985, c. C-36, as amended.

B. Pursuant to the CCAA Initial Order, Deloitte & Touche Inc. was appointed the Monitor of Caribou (the "Monitor") with the powers, duties and obligations set out in the CCAA Initial Order;

C. Caribou has filed a Plan of Arrangement under the CCAA dated June 13, 2007 (the "Plan"), which Plan has been approved by the Required Majority and the Court; and

D. Unless otherwise indicated herein, initially capitalized terms used herein have the meaning set out in the Plan.

THE MONITOR HEREBY CERTIFIES that the conditions precedent set out in Article 6 of the Plan have been satisfied or waived in accordance with the Plan on _____________, 2007 and that accordingly, the Plan Implementation Date is ___________________, 2007.

DATED at Calgary, Alberta, this ______ day of _____________, 2007.

DELOITTE & TOUCHE INC., in its capacity as Monitor of Caribou Resources Corp. and not in its personal or corporate capacity

By: ____________________________
Name:
Title:

SCHEDULE "E"

PLAN OF ARRANGEMENT
OF
CARIBOU RESOURCES CORP.
SPONSORED BY JED OIL INC.
PURSUANT TO THE *COMPANIES' CREDITORS ARRANGEMENT ACT* (CANADA)

FORM OF NOTICE TO CREDITORS

Deloitte.

Deloitte & Touche Inc.
3000 Scotia Centre
700 Second Street S.W.
Calgary AB T2P 0S7
Canada
Tel: 403-267-1700
Fax: 403-263-2390
www.deloitte.ca

NOTICE TO CERTAIN CREDITORS OF CARIBOU RESOURCES CORP.

(referred to as "Caribou")

In the Matter of the *Companies' Creditors Arrangement Act* ("CCAA") and Caribou

On January 30, 2007 Caribou received protection under the CCAA from the Alberta Court of Queen's Bench, Judicial District of Calgary (the "**Court**"). Deloitte & Touche Inc. ("Deloitte Inc.") was named Monitor. Deloitte Inc., in its capacity as Monitor, has agreed to assist Caribou to solicit claims from all creditors of Caribou for the purpose of determining the claims that will participate in the CCAA proceedings.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan of Arrangement filed under the CCAA on June 13, 2007 (the "**Plan**").

Any creditor having a Claim against Caribou, including, without limitation, any Restructuring Claim, Employee Termination Claim or Director Indemnity Claim is required to file a Notice of Claim with Deloitte Inc. in the prescribed form in order to participate in any voting or distributions associated under the CCAA Plan. Any creditor who chooses to file a Notice of Claim is required to provide whatever supporting documentation it may have in support of its claim. **Creditors who had previously filed Notices of Claims for Claims in respect of the period prior to January 30, 2007 pursuant to the Claims Procedure Order dated February 22, 2007, as amended (the "Initial Claims Procedure Order") are not required to re-file a Notice of Claim.** Those Claims and Notices of Claim remain subject to the Initial Claims Procedure Order and the Claims Bar Date as set out therein.

Notices of Claim in respect of Claims not subject to the Initial Claims Procedure Order (collectively, the "Supplemental Affected Claims"), including, without limitation, a Restructuring Claim, Employee Termination Claim or Director Indemnity Claim must be received at the offices of the Monitor at the address set out below by 5:00 p.m. (Calgary time) at least one (1) Business Day immediately prior to the date set for the Creditors' Meeting, being July 30, 2007, or delivered to the Monitor at the Creditors' Meeting prior to the time of commencement of the Creditors' Meeting (being the "Supplemental Claims Bar Date").

All Supplemental Affected Claims received by the Monitor or postmarked after the Supplemental Claims Bar Date will, unless otherwise ordered by the Court, be forever extinguished, barred and will not participate in any voting or distributions under the CCAA Plan. All Supplemental Affected Claims must be made on or before the Supplemental Claims Bar Date as follows:

(i) Claims of any nature, including unsecured, secured and contingent or unliquidated claims, against Caribou, including:

- (a) All claims to a right of any Person against Caribou in connection with any indebtedness, liability or obligation of any kind owed to such Person arising out of the restructuring, repudiation, termination or failure to perform by Caribou after January 30, 2007 of any contract, lease or other agreement, whether written or oral;
- (b) All claims of all former employees and current employees of Caribou for statutory or common law severance pay, termination pay and/or for wrongful dismissal damages resulting or arising from a termination of employment by Caribou between January 30, 2007 and the Plan Implementation Date; and
- (c) All claims of any director of Caribou pursuant to any indemnity from Caribou in respect of claims against directors not otherwise being released under the Plan.

(ii) All Claims must be reduced to reflect the value of any equipment and/or other assets released by Caribou to the creditors whether by court order or otherwise.

(iii) Where a creditor of Caribou is claiming an offset against all or a portion of amounts owing by Caribou, full particulars of the offset must be included.

All Supplemental Affected Claims must be made in the prescribed "Notice of Claim" form together with the required supporting documentation and be received by the Monitor at Deloitte & Touche Inc., 3000, 700 - 2 St SW, Calgary, Alberta, T2P 0S7, to the attention of Ms. Katherine Pollard, Fax: (403) 920-9205 on or before the Supplemental Claims Bar Date. The prescribed "Notice of Claim" form can be obtained by contacting the Monitor at (403) 267-0505 or caribou@deloitte.ca or can be downloaded from the Monitor's website at www.deloitte.ca under the Insolvency and Restructuring Link. This Notice to Creditors was sent to all known Creditors who hold or may hold a Supplemental Affected Claim by ordinary mail on or before June 19, 2007.

Where the Supplemental Affected Claim is revised or disallowed in whole or in part, the Monitor will issue a Notice of Revision or Disallowance ("Notice of Revision or Disallowance") indicating the reasons for revision or disallowance by no later than 14 days after

receipt by the Monitor of the Notice of Claim. Where a creditor wishes to object to a Notice of Revision or Disallowance, then within 14 days of receipt of a Notice of Revision or Disallowance, the creditor shall serve on Caribou's counsel, Blake, Cassels & Graydon LLP, 3500, 855 - 2nd Street S.W., Calgary, AB T2P 4J8 Attention: Christa Nicholson/Robert Anderson, fax: (403) 260-9700 and the Monitor at Deloitte & Touche Inc., 3000 Scotia Centre, 700 - 2nd Street S.W., Calgary, Alberta, T2P 0S7, Attention: Katherine Pollard, Fax: (403) 920-9205, a Notice of Motion returnable in the Court, Action Number 0701-01113, such Notice of Motion to be returnable within seven (7) days of the date of its filing, together with an Affidavit in support seeking a determination of the revised or disallowed claim. The said Notice of Motion may be adjourned by the agreement of the parties or the Court to a suitable hearing date.